Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of April 1, 2025 (the “Effective Date”) by and between (i) Digital Brands Group, Inc., a Delaware corporation (the “Buyer”), and (ii) Open Daily Technologies Inc., a British Columbia company (the “Seller”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions.  The following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(d)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(e)	“Common Stock” shall mean the common stock of the Buyer, par value $0.0001 per share.

(f)	“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.

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(g)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(h)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Authority or pursuant to any Law; or (b) right under any Contract with any Authority.

(k)	“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, limited liability company names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

(l)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(m)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(n)	“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties related to the Assets, whether or not arising from transactions in the ordinary course of business.

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(o)	“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

(p)	“Patent” means any patent and application therefor (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof.

(q)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(r)	“Securities Act” means the Securities Act of 1933, as amended.

(s)	“Seller Organizational Documents” means the certificate of formation and other organizational documents of Seller as Seller is required or permitted to have under any applicable Law.

(t)	“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein;

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

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(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. PURCHASE AND SALE

Section 2.01 The Purchase and Sale.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Seller, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, all of the Assets. The “Assets” shall be comprised of the intellectual property and other assets as set forth on Exhibit A attached to this Agreement, including, without limitation, the Intellectual Property, trademarks and trade dress associated therewith as set forth on such Exhibit A and the domain names owned by Seller as set forth on Exhibit A (the “Domain Names”) and any and all rights of Seller in and to the foregoing, and all of the goodwill and other rights of Seller relating to the Assets, which are valued at $3,000,000 in the aggregate.

(b)	In exchange for the transfer of the Assets to the Buyer by the Seller, on the Closing Date the Buyer issue 344,827 shares of restricted Common Stock of the Buyer (the “Equity Consideration”) to the Seller, which represents a price per share equal to $8.70.

(c)	The Parties acknowledge and agree that Buyer will not assume any liability or obligation of Seller in connection with Buyer’s purchase of the Assets pursuant to this Agreement. Accordingly, for the avoidance of doubt, Seller shall remain responsible for the full payment of CAD$155,891.08 to Clark Wilson LLP, which is an unsecured debt and the only outstanding liability of Seller as of the Effective Date.

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Section 2.02 Closing And Payments.

(a)	The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Effective Date at the offices of the Buyer at as set forth in Section 10.03, at 10:00 a.m. local time, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”).

(b)	The Buyer shall deliver to the Seller:

(i)	Within seven (7) business days of the Effective Date, the Equity Consideration;

(ii)	At the Closing, the Bill of Sale and Trademark and Domain Name Assignment, substantially in the form as attached hereto as Exhibit B (the “Bill of Sale”), duly executed by an officer of the Buyer; and

(iii)	At the Closing, this Agreement duly executed by an officer of the Buyer.

(c)	At the Closing, the Seller shall deliver to the Buyer:

	(i)	The Bill of Sale, duly executed by an officer of the Seller;

	(ii)	A certificate of good standing for the Seller issued under the laws of the jurisdiction of its incorporation or organization and dated a date that is within five (5) Business Days of the Closing Date;

	(iii)	Duly executed copies of the Non-Compete Agreements as required pursuant to Section 6.05; and

	(iv)	Duly executed copy of consent of the Board of Directors or other applicable governing body of Seller authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

	(v)	Duly executed copy of this Agreement executed by an officer of the Seller.

(d)	At the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby (the “Transactions”).

Section 2.03 Conveyance Taxes. The Seller will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions.

Section 2.04 Equity Consideration. The Seller acknowledges and agrees that the Equity Consideration to be delivered to Seller hereunder has not been registered under the Securities Act or any securities laws of British Columbia, and is subject to limitations on resale as set forth therein and in the rules and regulations thereunder.

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Article III. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER

As an inducement to Buyer’s execution of this Agreement, and to obtain the reliance of the Buyer, except as set forth in the disclosure schedules as attached hereto as Schedule 3, and referencing the particular section of this Article III to which the disclosure relates (the “Seller Disclosure Schedules”), the Seller represent and warrant to the Buyer, as of the Effective Date and as of the Closing Date, as follows:

Section 3.01 Existence and Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of British Columbia, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Seller Organizational Documents. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated, the execution, delivery and performance by Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

Section 3.03 Valid Obligation. This Agreement and all agreements and other documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Seller of this Agreement or any other agreements and instruments provided for, contemplated herein or executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Seller Organizational Documents, contravene, conflict with, or violate, or give any Authority or other Person the right to challenge any of the transactions contemplated in this Agreement, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Seller or any assets owned or used by the Seller (including the Assets), could be subject; contravene, conflict with, violate, result in the loss of any benefit to which the Seller is entitled under, or give any Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Seller or that otherwise relates to the business of, or any assets owned or used by, the Seller, except to the extent that the forgoing would not cause a Material Adverse Effect on the Seller; cause any assets owned or used by the or the Seller to be reassessed or revalued by any Authority; breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which the Seller is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on the Seller, or result in the creation of any Lien upon any of the Assets.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

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Section 3.05 Approval of Agreement. The Board of Directors or other governing body of Seller has authorized the execution and delivery of this Agreement by Seller and has approved this Agreement and the transactions contemplated hereby.

Section 3.06 Ownership of Assets.

(a)	Seller is, and on the Closing Date will be, the record and beneficial owner of the Assets free and clear of all Liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Seller is not subject to, or a party to, any agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the use, sale or other disposition of the Assets by Seller or by Buyer.

(b)	Upon delivery to Buyer of the Bill of Sale, Buyer will acquire lawful, valid and marketable title to the Assets free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

(c)	Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein.

Section 3.07 IP Assets.

(a)	The Seller Disclosure Schedule sets forth (i) all of the Intellectual Property owned by the Seller or to which the Seller has any right, title or interest (collectively, the “IP Assets”), and sets forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following information: (1) for each Patent included in the Intellectual Property (a “Seller Patent”), all upcoming due dates and filing deadlines up to and including the date that is nine (9) months after the Closing Date; (2) for each registered trademark, trade name or service mark, the class of goods and services covered; (3) for each URL or domain name, any renewal date and the name of the relevant registry; and (4) for each registered mask work, the date of first commercial exploitation); and (ii) all products that are currently sold, published, offered for sale, or under development by the Seller and a list of all registrations and applications for registration in respect of the IP Assets. Except as set forth in the Seller Disclosure Schedule, Seller owns (beneficially and of record) all right, title and interest in and to all IP Assets, free and clear of all Liens. Except as set forth in the Seller Disclosure Schedule, all of the trademark applications within the IP Assets have been duly filed in the jurisdiction named in each such application, are being actively prosecuted and have not been abandoned or allowed to lapse. The Domain Names has been validly registered with an authorized domain name registrar and the registration therefor is current through the Closing Date. Except as set forth in the Seller Disclosure Schedule, there is no Action that is pending or, to the knowledge of Seller, threatened that challenges the rights of Seller in respect of any IP Assets or the validity, enforceability or effectiveness thereof. Seller has not received any written communication alleging that Seller has infringed the intellectual property rights of any third party and there are no Actions that are pending or, to the knowledge of Seller, threatened against Seller with respect thereto. Except as set forth in the Seller Disclosure Schedule, to the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the IP Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to the IP Assets owned by Seller throughout the world.

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(b)	The Seller has complied with all the requirements of all United States, Canada, and other foreign patent offices and all other applicable Authorities to maintain the Seller Patents in full force and effect in all material respects, including payment of all required fees when due to such offices or entities. Other than prior art references cited in the applicable patent office file history of any Seller Patent (a complete copy of which the Seller has delivered to Buyer), to the knowledge of the Seller there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Seller Patents or any claim thereof, or of any conduct the result of which could render the Seller Patents or any claim thereof invalid or unenforceable.

(c)	The original, first and joint inventors of the subject matter claimed in the Seller Patents are properly named in the Seller Patents, and the applicable statutes governing marking of Products covered by the inventions in the Seller Patents have been fully complied with in all material respects.

(d)	The IP Assets constitute all of the Intellectual Property used in the conduct of the business of the Seller as now conducted or and each item of IP Assets will, immediately following the Closing Date, be owned or licensed for use by Buyer and its Affiliates on the same terms with which the Seller, immediately prior to the Closing Date, owns or licenses such item. Each item of IP Assets is owned solely by the Seller free and clear of any Liens. The Seller does not host, offer as a service, uses in a service bureau or otherwise make available in any similar manner any IP Assets, or permits any customer, partner or other third party to host, offer as a service, use in a service bureau or otherwise make available in any similar manner any IP Assets. The Seller has registered or applied to register all licenses for any IP Assets in any jurisdiction where registration is required or otherwise advantageous. Title to all IP Assets owned or purported to be owned by the Seller, whether beneficially or otherwise, is held by and in the name of the Seller.

(e)	The Seller is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other contract to which the Seller is a party or is otherwise bound relating to any of the IP Assets, nor to the knowledge of the Seller has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). The Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Seller or the Buyer, as successor to the Seller, in the IP Assets.

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(f)	No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Seller of any of the IP Assets owned or purported to be owned by the Seller or (ii) to the effect that any IP Asset or the conduct of the business of the Seller, including the development, marketing, sale and support of the IP Assets, has infringed or does or will infringe or constitute a misappropriation of any Intellectual Property or other proprietary or personal right of any Person have been asserted or, to the knowledge of the Seller, threatened by any Person against the Seller, nor does there exist any valid basis for such a claim. There are no Actions, including interference, re-examination, reissue, opposition, nullity, or cancellation Actions pending that relate to any of the Intellectual Property, other than review of pending Patent and trademark applications, and to the knowledge of the Seller no such Actions are threatened or contemplated by any Authority or any other Person. All Intellectual Property is valid and subsisting. To the knowledge of the Seller, there is no unauthorized use, infringement, or misappropriation by any third party or employee of any IP Assets owned by the Seller.

(g)	The Seller has obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the IP Assets owned by the Seller valid and enforceable (subject to the Enforceability Exceptions) written assignments of any such work, invention, improvement or other rights to the Seller and have delivered true and complete copies of such assignments to Buyer. No former employee, current employee, consultant or former consultant of the Seller has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Seller. All amounts payable by the Seller to consultants and former consultants involved in the development of any IP Assets owned or purported to be owned by the Seller have been paid in full.

(h)	The Seller has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any IP Assets. No person has any right to receive, access or use any such source code. All source code referred to in this Section 3.07(h) is maintained in a source code management system with commercially reasonable revision history, management, tracking and security measures and safeguards, and such source code and associated documentation have been written in a commercially reasonable manner so that they may be understood, modified, used and maintained by a reasonably skilled and competent programmer. The Seller has taken commercially reasonable measures to protect their ownership of, and rights in, all IP Assets owned by the Seller in accordance with customary industry practices.

(i)	The IP Assets do not contain (i) any instructions, algorithms, computer code or other device or feature designed to disrupt, disable, prevent or harm in any manner the operation of any Software, data or hardware, including any lockout or similar license control functionality or (ii) any unauthorized instructions, algorithms, computer code or other device or feature (including any worm, bomb, backdoor, clock, timer, drop dead device, or other disabling device, code, design or routine) that maliciously causes or is intended to cause harm to any Software, data or hardware, including any such device or feature intended to (1) cause any Software, data or hardware to be erased, modified, damaged, or rendered inoperable or otherwise incapable of being used, as applicable, (2) replicate or propagate itself throughout other Software, data or hardware, (3) alter or usurp the normal operation of any Software or hardware, (4) search for and consume memory within a computer or system or (5) transmit data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.

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(j)	The Seller has not (i) transferred ownership of, or granted any exclusive license with respect to, any IP Assets to any other Person or (ii) granted any customer the right to use any IP Asset or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes. No funding, facilities or personnel of any educational institution or Authority were used, directly or indirectly, to develop or create, in whole or in part, any IP Assets.

(k)	To the knowledge of the Seller, there is no governmental prohibition or restriction on the use of any IP Assets in any jurisdiction in which the Seller currently conducts or has conducted business or on the export or import of any of the IP Assets from or to any such jurisdiction.

(l)	The Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the IP Assets.

(m)	The Seller shall, prior to the execution of this Agreement, terminate all Contracts pursuant to which the Seller is obligated to provide maintenance, support or similar services (such Contracts, as supplemented below, are referred to collectively as the “Maintenance and Support Obligation Agreements”) with respect to any IP Asset. The Seller is in compliance with and has not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under any of the terms or conditions of any Maintenance and Support Obligation Agreement.

Section 3.08 Restrictions on Business Activities. There is no Contract or Order to which the Seller is a party or otherwise binding upon the Seller that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of Buyer following the Closing, any acquisition or disposition of material property (tangible or intangible) by the Seller, the conduct of business by the Seller, as currently conducted, or otherwise limiting in a material respect the freedom of the Seller or the Buyer, following the Closing, to engage in any line of business or to compete with any Person.

Section 3.09 Privacy and Data Protection.

(a)	Each of the Seller and its Affiliates has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”), including the Health Insurance Portability and Accountability Act of 1996 as amended and all implementing regulations and including with respect to the privacy of Seller employees and of users of the Seller’s products, services, and websites. “Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained; and “Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

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(b)	There has been no loss, damage, to the knowledge of the Seller, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other incident involving Personal Data or confidential information maintained by or on behalf of the Seller, nor any complaints or claims asserted by any Person (including any Authority) related to the Processing of Personal Data or confidential information by the Seller or by another Person (including any Seller) Processing Personal Data or confidential information on behalf of the Seller, and (ii) to the knowledge of the Seller, there has been no legal proceeding brought by any Person that any product or service of the Seller was the cause of, or a contributing cause of, or facilitated, any incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that the Seller was otherwise liable for any incident or violation of any Privacy Law. Each of the Seller and its Affiliates has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

(c)	The IP Assets do not (i) contain any defect, vulnerability, or error (including any defect, vulnerability, or error relating to or resulting from the display, manipulation, Processing, storage, transmission, or use of any data) that materially adversely affects Personal Data or confidential information or the use, functionality, or security, or performance of the Seller’s information technology hardware and Software; (ii) fail to materially comply with any applicable warranty or other contractual commitment relating to the Personal Data or confidential information or the use, functionality, security, or performance of the Seller’s information technology hardware and software; or (iii) contain any malicious code designed or intended to perform any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device; or (2) damaging, destroying, disclosing, or misusing any data (including Personal Data and confidential information) or file. The Seller maintains appropriate safeguards designed to prevent occurrence of the defects, vulnerabilities, errors, malicious code, and noncompliance referenced in the preceding sentence.

Section 3.10 Information. The information concerning the Seller and the Assets set forth in this Agreement and in the Seller Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.11 Absence of Certain Changes or Events  . Since April 1, 2024, there has not been any Material Adverse Change in the Assets.

Section 3.12 Litigation and Proceedings.There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Seller after reasonable investigation, threatened, by or against Seller or affecting any of the Assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller has no knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

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Section 3.13 Compliance With Laws and Regulations. To the best of its knowledge, Seller has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the Assets.

Section 3.14 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Seller or the Seller Securityholders in connection with the Transactions based upon arrangements made by or on behalf of the Seller or any Seller Securityholder.

Section 3.15 Accredited Investor. Seller represents and warrants that Seller is an accredited investor as defined in Rule 501(a) of Regulation D as promulgated under the Securities Act and shall submit to the Buyer such further assurances of such status as may be reasonably requested by the Buyer in connection therewith. The Seller, on behalf of itself and all of its members, (i) represents and warrants to the Buyer that Seller has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Equity Consideration, (ii) acknowledges that an investment in the Equity Consideration is speculative and involves a high degree of risk, (iii) understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Equity Consideration or the fairness or suitability of an investment in the Equity Consideration, nor have such authorities passed upon or endorsed the merits of the offering of the Equity Consideration, (iv) represents and warrants to the Buyer that Seller is acquiring the Equity Consideration for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act, and (v) represents and warrants to the Buyer that Seller has reviewed all information included in the Buyer’s public filings with the Securities and Exchange Commission, including but not limited to the risk factors included therein.

Article IV. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF BUYER

As an inducement to Seller’s execution of this Agreement, and to obtain the reliance of the Seller, except as set forth in this Agreement, the Buyer represents and warrants to the Seller, as of the Effective Date and as of the Closing Date, as follows:

Section 4.01 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Buyer’s Organizational Documents. The Buyer has taken all action required by Law, the Buyer’s Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Buyer has full power, authority, and legal right and has taken all action required by Law, the Buyer’s Organizational Documents or otherwise to consummate the transactions herein contemplated.

Section 4.02 Information. The information concerning the Buyer set forth in this Agreement and the Buyer Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

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Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Buyer in connection herewith constitute the valid and binding obligation of the Buyer, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Article V. CONDITIONS TO CLOSING

Section 5.01 Condition to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, on the Effective Date, of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required authorities to consummate the transactions contemplated herein.

Section 5.02 Condition to the Obligations of the Buyer. The obligations of the Buyer to consummate the Closing are subject to the satisfaction (or waiver by the Buyer), on the Effective Date, of the following conditions:

(a)	The representations and warranties made by the Seller in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Effective Date, except for changes therein permitted by this Agreement;

(b)	No Material Adverse Change shall have occurred in the Assets prior to or at the Closing;

(c)	The Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing; and

(d)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory Authority or instrumentality which prohibits the consummation of the transactions contemplated hereby;

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Section 5.03 Condition to the Obligations of the Seller. The obligations of the Seller to consummate the Closing are subject to the satisfaction (or waiver by the Seller), on the Effective Date, of the following conditions:

(a)	The representations and warranties made by the Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Effective Date, except for changes therein permitted by this Agreement;

(b)	The Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing; and

(c)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Article VI. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.01 Access to Properties and Records. From the Effective Date until the Closing or the earlier termination of this Agreement in accordance with its terms, Seller will afford to the officers and authorized representatives of the Buyer full access to the properties, books and records of the Seller as relates to the Assets in order that the Buyer may have a full opportunity to make such reasonable investigation as it shall desire to make of the Assets, and will furnish the Buyer with such additional financial and operating data and other information as to the Assets as the Buyer shall from time to time reasonably request. In addition, from the Effective Date and following the Closing, Seller shall make available to Buyer the services of Seller’s officers to assist in the transfer of the Assets to the Buyer and the commencement of their operation in the hands of the Buyer following the Closing.

Section 6.02 Third Party Consents and Certificates. The Buyer and the Seller agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section 6.03 Seller’s Covenants. From and after the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms:

(a)	Seller will give the Buyer prompt written notice of any material change in or affecting the Assets;

(b)	the Seller shall perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting the Assets;

(c)	the Seller shall use its commercially reasonable efforts to maintain and preserve the Assets in their current state; and

(d)	the Seller shall fully comply with and perform in all material respects all obligations and duties imposed on it by all federal, foreign and state Laws and all rules, regulations, and orders imposed by federal, foreign or state governmental authorities with respect to the Assets.

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Section 6.04 Limitations on Actions. From and after the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as required by this Agreement, Seller shall not sell any portion of the Assets, or grant or agree to any Lien or security interest therein.

Section 6.05 Non-Competition and Non-Solicit.

(a)	From and after the Closing Date and for a period of two (2) years thereafter (the “Non-Compete Term”), the Seller, on behalf of itself and all of its members, agrees that it shall not, directly or indirectly,

(i)	become an employee, director, consultant, shareholder, member, joint venture partner, advisor of, or otherwise affiliated with, any entity which provides, in whole or in part, the same or similar services and/or products offered by the Seller with respect to the Assets preceding the Closing Date (each, a “Competing Business”); or

(ii)	solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Seller at any time preceding the Closing Date in connection with a Competing Business.

(b)	At the Closing, and as a condition thereof, Matthew Schmidt, Miriam Alden, Anuj Pandy, Jin Lee, Zaman Valli-Hashem, and Nick Oostveen shall also enter into a non-competition and non-solicit agreement (the “Non-Compete Agreements”) with the Buyer, a form of which is attached hereto as Exhibit C.

(c)	For the purpose of this Section 6.05 only, the term “Buyer” shall mean the Buyer and its subsidiaries.

Article VII. TERMINATION

Section 7.01 Termination . This Agreement may be terminated:

(a)	At any time prior to the Closing by the mutual written consent of the Buyer and Seller;

(b)	By the Buyer (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Buyer, which waiver the Buyer may give or withhold in its sole discretion, by the Effective Date, provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Buyer; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer;

(c)	By Seller (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by the Seller, which waiver the Seller may give or withhold in its sole discretion, by the Effective Date, provided, however, that Seller may not terminate this Agreement pursuant to this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Seller; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller; or

(d)	At any time prior to the Closing by any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

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Section 7.02 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.02, Article VIII, Article IX and Article X shall survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII. INDEMNIFICATION

Section 8.01 Indemnification of Buyer. Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Buyer, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Seller contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; and (ii) the ownership, and operation of the Assets prior to the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period prior to the Closing Date.

Section 8.02 Indemnification of Seller. The Buyer hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Seller and its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Buyer contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; and (ii) and the ownership, and operation of the Assets following the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period following the Closing Date.

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Section 8.03 Procedure. The following shall apply with respect to all claims by any Seller Indemnified Party or Buyer Indemnified Party for indemnification:

(a)	An indemnified Party shall give the indemnifying Party prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such indemnified Party seeks indemnification pursuant to Section 8.01 or Section 8.02 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such indemnified Party under Section 8.01 or Section 8.02, except to the extent such failure materially and adversely affects the ability of the indemnifying Party to defend such claim or increases the amount of such liability.

(b)	In the case of any Third-Party Claims as to which indemnification is sought by any indemnified Party, such indemnified Party shall be entitled, at the sole expense and liability of the indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such indemnified Party that the indemnification provisions of Section 8.01 or Section 8.02 are applicable to such Action and the indemnifying Party will indemnify such indemnified Party in respect of such Action pursuant to the terms of this Article VIII and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such indemnified Party in writing of the intention of the indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such indemnified Party to conduct the defense of such Third-Party Claim.

(c)	If the indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 8.03(b), then the indemnified Party shall cooperate with the indemnifying Party in any manner reasonably requested in connection with the defense, and the indemnified Party shall have the right to be kept fully informed by the indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the indemnifying Party so assumes the defense of any such Third-Party Claim, the indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the indemnified Party shall be at the expense of such indemnified Party unless (i) the indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an indemnified Party and the indemnifying Party and the indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such indemnified Party and the indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying Party.

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(d)	If the indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 8.03(b), the indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the indemnified Party for such liability. If the indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the indemnifying Party fails to adequately prosecute or withdraw such defense, the indemnified Party shall have the right to undertake the defense or settlement thereof, at the indemnifying Party’s expense. Notwithstanding anything to the contrary, the indemnifying Party shall not be entitled to control, but may participate in, and the indemnified Party (at the expense of the indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the indemnified Party. In the event the indemnified Party retains control of the Third-Party Claim, the indemnified Party will not settle the subject claim without the prior written consent of the indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)	If the indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 8.03(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the indemnified Party shall give the indemnifying Party prompt written notice thereof and the indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the indemnifying Party’s expense. The indemnifying Party shall not, without the prior written consent of such indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the indemnified Party (such as an increase in the indemnified Party’s income tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 8.04 Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the indemnifying Party to each indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of the Seller and the Buyer under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; (ii) resolved claims for which payment has not yet been paid to the indemnified Party; and (iii) claims pursuant to Section 10.01.

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Section 8.07 Limitations. Notwithstanding anything to the contrary in this Article VIII, neither the Buyer nor the Seller shall be obligated to indemnify the other for any Losses hereunder until all such to-be-indemnified Party’s Losses exceed $10,000 (the “Basket”), and shall thereafter be obligated to indemnify the other Party up to a maximum amount of $3,000,000 (the “Cap”). For the avoidance of doubt, the Basket and the Cap shall apply (i) as to all of the Buyer Indemnified Parties collectively, and the Seller shall not be obligated to satisfy the Basket, and shall not be subject to the Cap, with respect to each individual Buyer Indemnified Party; and (ii) as to all of the Seller Indemnified Parties collectively, and the Buyer shall not be obligated to satisfy the Basket, and shall not be subject to the Cap, with respect to each individual Seller Indemnified Party.

Article IX. DISPUTE RESOLUTION

Section 9.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”) to be jointly selected by the Buyer and the Seller. Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Buyer and the Seller cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Buyer and the Seller shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in the State of Delaware in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

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(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in the State of Delaware to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.02(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Article X. MISCELLANEOUS

Section 10.01 Brokers. The Buyer and Seller agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Buyer and the Seller each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying Party and such third person, whether express or implied from the actions of the indemnifying Party, pursuant to the provisions of Article VIII.

Section 10.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder. Each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in the State of Delaware. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 10.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Buyer:

Digital Brands Group, Inc.

Attn: John Hilburn Davis IV, Chief Executive Officer

1400 Lavaca Street

Austin, TX 78701

E-mail: hil@dstld.la

If to the Seller:

Open Daily Technologies Inc.

800 – 885 West Georgia Street

Vancouver, BC V6C 3H1

E-mail: matt@opendaily.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

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Section 10.05 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 10.06 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.

Section 10.07 Third Party Beneficiaries. This contract is strictly between the Buyer and the Seller and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 10.08 Expenses. Subject to Section 10.04, except as specifically set forth herein, whether or not the Closing occurs, each of the Buyer and the Seller will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 10.09 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 10.10 Survival; Termination. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months.

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Section 10.11 Amendment; Waiver; Remedies; Agent.

(a)	At any time prior to the Closing Date, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties hereto.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 10.12 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.14 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement where its application is reasonably apparent on the face of the disclosure, even in the absence of an explicit cross reference. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Buyer to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

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Section 10.15 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 10.16 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Seller and the Buyer shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 10.17 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 10.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.19    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Digital Brands Group, Inc.

By:	/s/ John Hilburn Davis IV
Name:	John Hilburn Davis IV
Title:	Chief Executive Officer

Open Daily Technologies Inc.

By:	/s/ Matthew Schmidt
Name:	Matthew Schmidt
Title:	Chief Executive Officer

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